Filed pursuant to Rule 424(b)(3)

Registration No. 333-257718

PROSPECTUS SUPPLEMENT No. 7

(to Prospectus dated August 2, 2021)

70,250,000 Shares of Class A Common Stock

33,966,667 Warrants to Purchase Shares of Class A Common Stock

56,966,667 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement updates and supplements the prospectus dated August 2, 2021, which forms a part of our registration statement on Form S-1 (No. 333-257718). This prospectus supplement is being filed to update and supplement the information in the prospectus dated August 2, 2021, the related prospectus supplement dated August 4, 2021, the prospectus supplement dated September 15, 2021, the prospectus supplement dated December 15, 2021, the prospectus supplement dated December 22, 2021, the prospectus supplement dated February 14, 2022, and the prospectus supplement dated February 25, 2022 (together, the “Prospectus”) with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 23,000,000 shares of our Class A common stock, par value $0.0001 per share that are issuable upon the exercise of the Public Warrants (as defined below).

In addition, the Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 104,216,667 shares of our Class A common stock (which includes up to 33,966,667 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 33,966,667 warrants. We will not receive any proceeds from the sale of shares of our Class A common stock or warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to the Prospectus.

Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which the Prospectus is a part. See “Description of Securities” for more information.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and warrants are traded on the New York Stock Exchange under the symbol “SKIL” and “SKIL.WS”, respectively. On March 7, 2022, the last reported sale price of our Class A common stock on the New York Stock Exchange was $5.77 per share, and the closing price of our warrants was $1.07 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus, and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any subsequent amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement. You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this Prospectus Supplement No. 7. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 7, 2022.